Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON ANNOUNCES FIRST QUARTER RESULTS

PITTSBURGH, PA - May 2, 2008 - Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2008.

The company reported net income of $10.9 million for the first quarter of 2008, as compared to net income of $2.0 million for the first quarter of 2007. On a fully diluted share basis, earnings per common share for the first quarter of 2008 were $0.21 versus $0.05 for the first quarter of 2007.

Included in the first quarter results is a non-recurring pre-tax gain of $9.3 million from the settlement of a lawsuit involving Calgon Carbon’s purchase of the common stock of Advanced Separation Technologies Incorporated (AST) in 1996. On an after-tax basis the gain was $5.7 million, or $0.11 per common share on a fully diluted basis.

Net sales for the first quarter of 2008 were $90.3 million versus first quarter 2007 net sales of $83.0 million, an increase of 8.8%. Currency translation had a
$2.7-million positive impact on sales for the first quarter of 2008 due to the stronger Euro and the British Pound Sterling.

For the first quarter of 2008, sales for the Activated Carbon and Service segment increased by 12.0% versus the first quarter of 2007. The increase was due to higher demand and pricing in the food, environmental water treatment, respirator, and mercury removal markets and to higher demand in the environmental air treatment and metals recovery markets. Equipment sales declined by 11.6% in the first quarter of 2008 versus the comparable period in 2007, primarily due to lower demand for ion exchange systems, which was partially offset by an increase in demand for ultraviolet light systems. A 10.5% increase in Consumer sales for the first quarter of 2008 was attributable to higher demand for PreZerve® products and carbon cloth.

Net sales less the cost of products sold as a percentage of net sales for the first quarter of 2008 was 31.6% versus 29.6% for the first quarter of 2007. The increase was primarily due to higher pricing on certain carbon and service products.

Selling, administrative and research (SG&A) expenses for the first quarter of 2008 increased by 5.6% versus the comparable period in 2007. In the first quarter of 2007, SG&A expense included the positive effect of a settlement with Trojan Technologies related to the company’s patents for the use of ultraviolet light to disinfect drinking water.

Equity in income from equity investments was $0.4 million for the first quarter of 2008 versus $1.1 million for the comparable period in 2007. The decrease was primarily due to higher product costs.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Commenting on the quarter, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “We are off to a good start in 2008. The first quarter results reflect continued progress in obtaining fair market prices for our activated carbon products and services. Revenue growth, derived from price increases and sales of outsourced products, will remain a key driver of the company’s performance throughout the year.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended
	March 31,
	2008	2007
Net Sales	$90,331	$83,030
Cost of Products Sold	61,765	58,424
Depreciation and Amortization	3,926	4,261
Selling, Administrative & Research	16,291	15,434
Gain from AST Settlement	(9,250)	-
	72,732	78,119
Income from Operations	17,599	4,911
Interest Expense - Net	(839)	(1,148)
Other Expense - Net	(90)	(403)
Income From Operations Before Income Tax and
Equity in Income from Equity Investments	16,670	3,360
Income Tax Provision	6,234	2,380
Income from Operations Before
Equity in Income from Equity Investments	10,436	980
Equity in Income from Equity Investments	438	1,054
Net Income	$10,874	$2,034
Net Income per Common Share
Basic
Diluted	$.27	$.05
	$.21	$.05
Weighted Average Shares
Outstanding (Thousands)
Basic	40,240	40,225
Diluted	51,756	42,661

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)
	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$35,135	$30,304
Receivables	58,524	57,548
Inventories	83,761	81,280
Other current assets	19,661	20,546
Total current assets	197,081	189,678
Property, plant and equipment, net	110,828	105,512
Other assets	52,492	52,950
Total assets	$360,401	$348,140
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,566	$1,504
Current portion of long-term debt	62,662	62,507
Other current liabilities	52,251	55,750
Total current liabilities	116,479	119,761
Long-term debt	12,925	12,925
Other liabilities	42,127	43,205
Total liabilities	171,531	175,891
Total shareholders' equity	188,870	172,249
Total liabilities and shareholders' equity	$360,401	$348,140

Calgon Carbon Corporation
Segment Data:
Segment Sales	1Q08	1Q07

Carbon and Service	76,898	68,683
Equipment	9,697	10,966
Consumer	3,736	3,381

Total Sales (thousands)	$90,331	$83,030

Segment
Operating Income (Loss)*	1Q08	1Q07

Carbon and Service	17,376	8,473
Equipment	3,443	(129)
Consumer	706	828
Total Income from
Operations (thousands)	$21,525	$9,172